Exhibit 99.1

StoneMor Partners L.P. Announces Closing of Initial Public Offering

BRISTOL, September 20 — StoneMor Partners L.P. (NASDAQ: STON) announced today that it has closed its initial public offering of 3,675,000 common units at a price of $20.50 per unit. Total proceeds from the sale of the units were $75.3 million before offering costs and underwriting discounts.

Concurrently with the closing of the initial public offering, StoneMor, its general partner and its operating subsidiaries entered into a $35.0 million secured credit facility with a group of banks led by Fleet National Bank, a Bank of America company. The new credit facility is available for working capital, acquisitions and general partnership purposes. At closing, no amounts were drawn under the credit facility.

The proceeds of the initial public offering, less offering costs and underwriting discounts, are being used to repay debt, including debt outstanding under StoneMor’s old credit facility, and for general partnership purposes.

The initial public offering is being led by Lehman Brothers and co-managed by Merrill Lynch & Co., UBS Investment Bank, and Raymond James. StoneMor has granted the underwriters a 30-day option to purchase up to an additional 551,250 common units to cover over-allotments, if any.

StoneMor was formed by Cornerstone Family Services, Inc., which holds 57.5% of the partnership interests, including ownership of the general partner.

StoneMor Partners L.P. is a Delaware limited partnership headquartered in Bristol, Pennsylvania. StoneMor is a master limited partnership that engages principally in the business of owning and operating cemeteries in the eastern United States. As of June 30, 2004, StoneMor operated 132 cemeteries in 12 states.

This news release is not an offer to sell, nor the solicitation of any offer to buy, any securities. Any offer will be made by means of the prospectus. A copy of the prospectus may be obtained from Lehman Brothers, Inc. c/o ADP Financial Services Integrated Distribution Services, 1155 Long Island Avenue, Edgewood, NY 11714, telephone number (631) 254-7106.

This press release may include “forward-looking statements” as defined by the Securities and Exchange Commission. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the company expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the company based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the company, which may cause our actual results to differ materially from those implied or expressed by the forward-looking statements. These risks include the reduction of principal and earnings held in trusts as a result of adverse financial conditions, the failure to identify or complete cemetery acquisitions, the increasing trend toward cremation, changes in the legislative or regulatory environment and other factors detailed in StoneMor’s Securities and Exchange Commission filings.